Exhibit 99.1

Versant International, Inc. Retains the CSIR Group for Investor and
Financial Communication Services

Irvine, CA – November 1, 2012 – Versant International, Inc. (“Versant” or the “Company”) (OTCQB: VINTB) a diversified financial holding company focusing on investments in environmentally responsible, profitable and growing companies, announced today the appointment of  the CSIR Group, LLC. (CSIR) to assist the Company in attracting new investors and communicating its corporate strategy to shareholders and the investment community.

Versant has retained the services of the NYC-based CSIR Group, for its future investor relations initiatives. CSIR’s investor relations team will work directly with the Company and its management team on a cohesive outreach program aimed at gaining exposure and increasing Versant’s brand in the financial community and beyond.

Glen Carnes, chief executive officer of Versant commented, “We will be working with CSIR to ensure our progress and future plans are effectively communicated and look forward to working with them as we continue to achieve our objectives. We have outlined a set of initiatives for the rest of 2012 and beyond, and we are confident that CSIR will serve as an excellent liaison to the investment community.”

About Versant International

Headquartered in Irvine, California, Versant International is a diversified financial investment company that evaluates acquisition and investment opportunities with a focus on businesses of profitable and growing, environmentally responsible, companies. Versant International uses a superior team of financial research experts and in-house environmental responsibility analysis to make recommendations for strategic acquisitions. For more information, please visit our website at www.versantinternational.com.

About CSIR Group

Headquartered in New York City, the CSIR Group offers public and soon-to-be public companies a complete array of investor relations services, working primarily with emerging market and market-leading small-cap companies. With over thirty years of experience and wealth of contacts in the investment community, the CSIR provides clients with world-class investor relations advice, www.csirgroup.com.

Cautionary Statement Regarding Forward-Looking Statements

This release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the difficulty of keeping expense growth at modest levels while increasing revenues; unforeseen challenges with respect to product development and the timing thereof; integration efforts relating to our acquisition activities; uncertainties regarding financing efforts which may be undertaken by the Company; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.

Investors:

CSIR Group, LLC.

(212)386-7082

info@csirgroup.com